July 28, 2026
Michael Easton
ID: [ID REDACTED]
Dear Michael:
Congratulations on your promotion! Below are the terms of your new position, which are effective as of your appointment date. This letter sets forth the updated terms and conditions of your employment with
Clarivate.  If at any time following your appointment date, you enter into an employment agreement with
Clarivate, such employment agreement will expressly supersede and replace this letter in its entirety.

Appointment Date:	August 8, 2026’
Position and Title:	As of your appointment date, your title will be Executive Vice President & Chief Financial Officer. In this role, you will be an executive officer of Clarivate, as further discussed below.
Manager:	Chief Executive Officer of Clarivate
Principal Location:	Denver, Colorado with extensive business travel as requested or required.
Annual Compensation:
You will be eligible for the following, less applicable deductions and withholdings:
•$600,000 base salary (payable in accordance with Clarivate’s regular payroll practices).
•Effective as of the date of appointment, participation in our Annual
Incentive Plan (AIP) with a target award of up to 100% of earned base salary.
The AIP payment will be subject to terms and conditions of the plan document, including modification of the actual AIP payment based on business and individual performance. For the 2026 plan year, your bonus under the AIP will be prorated based on your positions during 2026.
•Beginning in fiscal year 2027, participation in the annual equity program according to the award design and levels approved by the Human Resources and Compensation Committee of the Board of Directors (the HRCC) at the
time of grant. Any share units granted to you will be subject to the terms and conditions of the Amended and Restated Clarivate 2019 Incentive
Award Plan, as amended and restated as of June 1, 2025 (or its successor plan) (the “Plan”) and the grant agreement which will be provided to you as soon as administratively practical after any grants are approved.  From time to time, as business conditions dictate, Clarivate may revise eligibility and the types of equity provided in the annual equity program.  In March 2027, you will receive a grant under the annual equity program with a targeted aggregate grant date value of $2.0 million as determined by the HRCC.  Fifty percent (50%) of such value will be in the form of RSUs vesting ratably over three years on each of the first three anniversaries of the grant date, and fifty percent (50%) will be in PSUs, which will be eligible to vest based on achievement of applicable performance and subject to the terms of the Plan and applicable grant documents.

Promotion Equity Bonus:
On August 15, 2026, you will be granted a one-time equity award with an aggregate grant date value of $750,000 (the “Promotion Award”). Fifty percent (50%) of the value of the Promotion Award will be in the form of Restricted Share Units (“RSUs”)
that vest ratably over three years on March 15, 2027, March 15, 2028 and March
15, 2029. The remaining fifty percent (50%) will be in the form of Performance
Share Units (“PSUs”), which will be eligible to vest in the first fiscal quarter of 2029 based on achievement of applicable performance conditions and subject to the terms of the Plan and applicable grant documents. Any share units granted to you, including the Promotion Award, will be subject to the terms and conditions of the
Plan and the relevant grant document, which will be provided to you as soon as administratively practicable following the grant date of such awards. For avoidance of doubt, your Promotion Award will be in addition to, and not in lieu of, the components of your annual compensation, as described above.

Severance Benefits:
You are an eligible participant under the Amended and Restated Executive
Severance Plan of Clarivate Plc and Summary Plan Description, Effective March 23
2026 (or the version as then in effect, the “Executive Severance Plan”) and, in the event of a qualifying termination of employment, are eligible to receive certain severance payments and benefits in accordance with and subject to the terms of the Executive Severance Plan.
Payment of severance and any other benefits described in this Severance Benefits section is subject to the terms and conditions of the Executive Severance Plan, including the requirement to enter into a separation and general release agreement in a form provided by Clarivate, the complete terms of which will be provided to you closer to any potential termination date.

Relocation:	You will not be required to relocate to any Clarivate office in connection with your promotion.
Benefits:	You will be eligible to participate in our benefits in accordance with the terms and conditions of the respective plans Clarivate may from time to time provide to its similarly situated employees.
Vacation:
You will be entitled to vacation days under Clarivate’s Flex Time Off policy.  Under this policy, vacation may be taken at mutually convenient times as agreed with your manager. Clarivate may make adjustments or changes to plans and policies from time to time.

Business Expenses:	Business expenses will be reimbursed, subject to proper documentation and in accordance with the policies of Clarivate.

Executive Officer Role:
As an Executive Officer of Clarivate and an officer of Clarivate for the purposes of
Section 16 of the Securities Exchange Act of 1934, you will continue to be subject to applicable SEC rules, including, among other things, regulatory filing responsibilities to which certain officers are legally required to adhere.  You will meet with our
General Counsel for an overview of these regulations.
Additionally, as an Executive Officer, you will continue to be required to comply with Clarivate’s Share Ownership Guidelines which require you to own shares of
Clarivate stock equal to 3 times your base salary by the end of a five (5)-year compliance period.
As an Executive Officer, you shall also continue to be subject to any clawback or recoupment arrangements or policies that Clarivate has in place from time to time
(including the Clarivate Plc Executive Compensation Recoupment Policy and the
Clarivate Plc Detrimental Conduct Clawback Policy).

At Will:
You understand that your employment will be “at will,” which means that Clarivate may terminate your employment at any time for any reason.  This letter does not constitute, and may not be construed as, a commitment for employment for any specific duration.

Representations and Warranties:
You hereby represent and warrant your employment with Clarivate or any of its subsidiaries as set forth herein, and your execution and performance of this letter do not constitute a breach or violation of any other agreement, obligation or understanding with any third party.  You represent that you are not bound by any agreement or any other existing or previous business relationship which conflicts with, or may conflict with, the performance of your obligations hereunder or prevent the full performance of your duties or obligations hereunder.

Withholding; Section 409A:
Clarivate may deduct and withhold from any amounts payable under this letter such federal, state, local, or other taxes as are required or permitted to be withheld pursuant to any applicable law or regulation, as applicable.  It’s the intent of the parties that the provisions of this letter either comply with Section 409A of the
Internal Revenue Code of 1986 (“Section 409A”) or that one or more elements of compensation or benefits be exempt from Section 409A.  Accordingly, the parties intend that this letter be interpreted and operated in a manner consistent with such requirements in order to avoid the application of penalty taxes under Section 409A to the extent reasonably practicable.  To the extent that any provision hereof is modified in order to comply with Section 409A, such modification will be made in good faith and will, to the maximum extent reasonably possible, maintain the original intent and economic benefit to you and Clarivate of the applicable provision without violating the provisions of Section 409A.  For purposes of Section 409A, your right to receive any installment payments pursuant to this letter will be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this letter specifies a payment period with reference to a number of days, the actual date of payment within the specified period will be within the sole discretion of Clarivate or one of its subsidiaries.  Clarivate cannot make any guarantees with respect to compliance with such requirements, and neither
Clarivate nor any affiliate will have any obligation to indemnify you or otherwise hold you harmless from any or all of such taxes or penalties.  To the extent you are a “specified employee” within the meaning of Section 409A as of the date of the termination of your employment, no amounts payable under this letter that constitute deferred compensation within the meaning of Section 409A which is payable on account of your separation from service will be paid to you before the date which is the first day of the seventh month after such date of termination of employment (the “Delayed Payment Date”) or if earlier the date of your death following such separation from service.  All such amounts that would, but for the preceding sentence become payable prior to the Delayed Payment Date, will be accumulated and paid on the Delayed Payment Date.

Successors and Assigns:
This letter will be binding upon and inure to the benefit of Clarivate and any successor to Clarivate, including any persons acquiring directly or indirectly all or substantially all of the business or assets of Clarivate whether by purchase, merger consolidation, amalgamation, reorganization or otherwise (and such successor will thereafter be deemed “Clarivate” for the purposes of this letter).  This letter will inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees, but will not otherwise be assignable, transferable or delegable by you.  Except as expressly provided in the immediately preceding sentence, you will not, without the prior written consent of Clarivate, assign, transfer or delegate this letter or any of your rights or obligations hereunder.

Governing Law:	This letter will be construed and enforced in accordance with the rules of the laws of the State of Delaware, notwithstanding any state’s choice of law rules to the contrary.
Entire Agreement; Modification:
This offer letter, including but not limited to its at-will employment provision, may not be modified or amended except by a written agreement signed by an officer of
Clarivate, acting with the authority of the board of directors of Clarivate, and you.
This offer letter represents the entire agreement of the parties.  All prior understandings relating to the subject matter of this offer letter, whether oral or written, are hereby superseded by this offer letter other than any documents referenced in this offer letter and/or incorporated herein by reference.

Counterparts:
This letter may be executed in one or more counterparts (including via facsimile and electronic image scan (.pdf)), each of which will be deemed to be an original, but all of which together will constitute one and the same instrument and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

If you find this offer to be acceptable, then please provide your signature and submit within five (5) days of the date of this letter.
I believe that you can make a significant contribution to Clarivate and look forward to working with you as we continue to build this very exciting business.
Sincerely,

/s/ Matti Shem Tov
Matti Shem Tov
Chief Executive Officer
Clarivate

The undersigned represents and warrants that by acceptance of this position he will not violate the terms of any post-employment agreement(s) applicable to him, and that he will not utilize or make available to
Clarivate any confidential or proprietary information of any third party or violate any obligation(s) with respect to such information.
The undersigned accepts the above employment offer and agrees that the employment offered is “at will” (meaning either party may terminate at any time, with or without cause or notice and, except as otherwise noted in the severance language included in this offer letter, without compensation other than for time worked), that this offer supersedes any and all prior understandings or agreements, whether oral or written, relating to this offer of employment, and that there are no other terms expressed or implied.  The undersigned also understands that compensation, benefits and other terms of employment can change from time to time, as determined in Clarivate’s sole discretion, and nothing stated herein implies a contract of employment or employment for any specific duration.

Accepted:	/s/ Michael Easton
Michael Easton

Date:	July 28, 2026